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                                                                     EXHIBIT 5.1


                               FAEGRE & BENSON LLP
                2200 Wells Fargo Center, 90 South Seventh Street
                        Minneapolis, Minnesota 55402-3901
                             Telephone 612-766-7000
                                Fax 612-766-1600

                                February 13, 2002

Digi International Inc.
11001 Bren Road East
Minnetonka, Minnesota 55343

                  In connection with the proposed registrations under the Securities Act of 1933, as amended, of shares of Common Stock of Digi International Inc., a Delaware corporation (the "Company"), offered by the Company pursuant to the NetSilicon, Inc. Amended and Restated 1998 Director Stock Option Plan, the NetSilicon, Inc. 2001 Stock Option and Incentive Plan and the NetSilicon, Inc. Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (each, a "Plan") assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of October 30, 2001, among the Company, Dove Sub Inc., a Delaware corporation formed and wholly owned by the Company, and NetSilicon, Inc., a Massachusetts corporation (the "Merger Agreement"), we have examined the Company's Restated Certificate of Incorporation, its Second Amended and Restated By-Laws, and such other documents, including each Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statements"), and have reviewed such matters of law as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

                  1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

                  2. The Company has duly authorized the issuance of the shares of Common Stock.

                  3. The shares of Common Stock that may be issued pursuant to the Merger Agreement in accordance with the terms and provisions of the respective Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

                  We consent to the filing of this opinion as an exhibit to the respective Registration Statements.

                                       Very truly yours,



                                       /s/ Faegre & Benson LLP
                                       -----------------------------------------
                                       FAEGRE & BENSON LLP